As filed with the Securities and Exchange Commission on July 2, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CARNIVAL PLC

(Exact name of registrant as specified in its charter)

England and Wales

(State or other jurisdiction of incorporation or organization)

98-0357772

(I.R.S. Employer Identification No.)

Carnival House

5 Gainsford Street

London SE1 2NE United Kingdom

+ 44 20 7940 5381

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Arnaldo Perez, Esq.

Senior Vice President and General Counsel

Carnival plc

c/o Carnival Corporation

3655 N.W. 87th Avenue

Miami, Florida 33178-2428

(305) 599-2600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John C. Kennedy, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

(212) 373-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☒                Accelerated filer  ☐                Non-accelerated filer  ☐                Smaller reporting company  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(1)
Ordinary shares of U.S.$1.66 each	25,000,000	U.S.$660,169,625	$36,838

(1)	In United States dollars or the equivalent thereof in Great British pounds sterling.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, and based on upon the average high and low prices on the London Stock Exchange’s Main Market on June 26, 2009.

PROSPECTUS

25,000,000 ORDINARY SHARES

On July 2, 2009, Carnival Investments Limited, a wholly owned subsidiary of Carnival Corporation, Carnival Corporation and Carnival plc entered into a Selling Agreement with Merrill Lynch International, relating to the offering of up to 25,000,000 ordinary shares of Carnival plc, offered by this prospectus. In accordance with the terms of the selling agreement, Carnival Investments Limited may offer and sell our ordinary shares from time to time. Sales of the shares, if any, will be made on the London Stock Exchange’s Main Market (the “LSE”) and Multilateral Trading Facilities, as such term is defined in the UK’s Financial Services and Markets Act 2000 (an “MTF”) authorised to operate as an MTF by the UK’s Financial Services Authority (the “FSA”) and entered into the FSA’s register as so authorised, by means of ordinary trading transactions. See “Plan of Distribution.”

Our ordinary shares are admitted to the Official List of the UK Listing Authority and admitted to trading on the LSE under the symbol “CCL.” The last reported sale price of our ordinary shares on the LSE on July 1, 2009, was 16.60 pounds per share (or $27.36 per share based on an exchange rate of 1.6483 dollars to pounds).

Subject to the terms and conditions of the selling agreement, Merrill Lynch International will use its commercially reasonable efforts to sell on behalf of Carnival Investments Limited any ordinary shares to be offered under the selling agreement. Merrill Lynch, Pierce, Fenner & Smith Incorporated will assist Carnival Corporation in connection with the purchase of Carnival Corporation common stock described under “Use of Proceeds.” For Merrill Lynch International’s services in connection with the sale of ordinary shares that may be offered hereby and for Merrill Lynch, Pierce, Fenner & Smith Incorporated’s services in connection with the purchase of shares of Carnival Corporation common stock, Merrill Lynch International will receive an aggregate fee that will not exceed 2.0% of the gross sales price per share for any ordinary shares sold through it. See “Plan of Distribution.”

You should read this prospectus carefully before you invest.

Investing in our ordinary shares involves risks. Before buying any of our ordinary shares, you should read the discussion of material risks of investing in our ordinary shares in “Risk Factors” beginning on page 3 of this prospectus and in the documents incorporated herein by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 2, 2009.

ABOUT THIS PROSPECTUS

Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “we,” “us,” “our” and “Carnival Corporation & plc” are to both Carnival Corporation and Carnival plc collectively, including their respective subsidiaries, following the establishment of the dual listed company structure. References to “Carnival Corporation” are to Carnival Corporation including, unless otherwise expressly stated or the context otherwise requires, its subsidiaries. References to “Carnival plc” are to Carnival plc, including, unless otherwise expressly stated or the context otherwise requires, its subsidiaries. For more information about the dual listed company structure, please see “The Company.”

This prospectus is part of a “shelf” registration statement that Carnival plc has filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, Carnival Investments Limited may sell, at any time and from time to time, in one or more offerings, Carnival plc ordinary shares. The exhibits to the registration statement contain the full text of certain contracts and other important documents summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities offered hereby, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

Carnival plc may in the future file a prospectus supplement to add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.”

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO BUY OR SELL OR A SOLICITATION OF AN OFFER TO BUY OR SELL SECURITIES. THIS

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PROSPECTUS SHALL NOT BE AVAILABLE IN ANY PLACE OR TO ANY PERSON EXCEPT IN COMPLIANCE WITH ALL APPLICABLE LAWS AND REGULATIONS AND IN CIRCUMSTANCES IN WHICH NO OBLIGATION IS IMPOSED ON CARNIVAL PLC OR MERRILL LYNCH INTERNATIONAL. THIS PROSPECTUS AND THE DOCUMENTS REFERRED TO HEREIN DO NOT CONSTITUTE, AND MAY NOT BE USED IN CONNECTION WITH, AN OFFER OR SOLICITATION IN ANY PLACE WHERE OFFERS OR SOLICITATIONS ARE NOT PERMITTED BY LAW. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

WHERE YOU CAN FIND MORE INFORMATION

You may read and copy any document filed by each of Carnival Corporation and Carnival plc with the SEC at the SEC’s Public Reference Room, 100 F. Street, N.E., Washington D.C. 20549. Carnival Corporation and Carnival plc file combined reports, proxy and information statements and other information with the SEC. Copies of such information filed with the SEC may be obtained at prescribed rates from the Public Reference Section. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains a web site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as Carnival Corporation and Carnival plc, that file electronically with the SEC. Materials that Carnival Corporation and Carnival plc have filed may also be inspected at the library of the New York Stock Exchange (the “NYSE”), 20 Broad Street, New York, New York 10005.

The periodic reports of Carnival Corporation and Carnival plc under the Exchange Act contain the consolidated financial statements of Carnival Corporation & plc.

You should only rely on the information contained in this prospectus and incorporated by reference in it.

INCORPORATION BY REFERENCE

Carnival Corporation (File number 1-9610) and Carnival plc (File number 1-15136) are incorporating by reference into this prospectus the following documents or portions of documents filed with the SEC:

•	Carnival Corporation’s and Carnival plc’s joint Annual Report on Form 10-K as filed on January 29, 2009, for the fiscal year ended November 30, 2008;

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Carnival Corporation and Carnival plc’s joint Quarterly Reports on Form 10-Q as filed on April 2, 2009, for the quarter ended February 28, 2009, as amended by Form 10-Q/A filed on April 6, 2009, and June 30, 2009, for the quarter ended May 31, 2009;

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•	Carnival Corporation’s and Carnival plc’s joint definitive Proxy Statement on Schedule 14A filed on March 2, 2009, as amended by Schedule 14A/A filed on March 5, 2009;

•	Carnival Corporation’s and Carnival plc’s joint Current Reports on Form 8-K as filed on January 23, 2009 and April 20, 2009; and

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All other documents filed by Carnival Corporation and Carnival plc pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering.

You should rely only on the information contained in this document or that information to which this prospectus has referred you. Carnival Corporation and Carnival plc have not authorized anyone to provide you with any additional information.

Any statement contained in this prospectus or a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference into this prospectus are available from Carnival Corporation and Carnival plc upon request. Carnival Corporation and Carnival plc will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference in this prospectus are not themselves specifically incorporated by reference in this prospectus, then the exhibits will not be provided. Requests for such copies should be directed to the following:

CARNIVAL CORPORATION

CARNIVAL PLC

3655 N.W. 87TH AVENUE

MIAMI, FLORIDA 33178-2428

ATTENTION: COMPANY SECRETARY

TELEPHONE: (305) 599-2600, EXT. 18018

Except as provided above, no other information, including information on the web site of Carnival Corporation or Carnival plc, is incorporated by reference into this prospectus.

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THE COMPANY

Carnival Corporation & plc

Carnival Corporation & plc is the largest cruise company—and one of the largest vacation companies—in the world, with a portfolio of cruise brands in North America, Europe and Australia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, The Yachts of Seabourn, AIDA Cruises, Costa Cruises, Cunard Line, Ibero Cruises, Ocean Village, P&O Cruises and P&O Cruises Australia. Together, these brands operate 92 ships totaling approximately 177,000 berths with 13 new ships scheduled to be delivered between September 2009 and June 2012. Carnival Corporation & plc also operates Holland America Tours and Princess Tours, the leading tour companies in the state of Alaska and the Yukon Territory of Canada.

On April 17, 2003, Carnival Corporation and Carnival plc completed a dual listed company transaction, or DLC transaction, which implemented Carnival Corporation & plc’s DLC structure. Carnival Corporation and Carnival plc are both public companies, with separate stock exchange listings and their own shareholders. The two companies operate as if they are a single economic enterprise, with a single executive management team and identical boards of directors, but each has retained its separate legal identity.

Carnival plc

Carnival plc was incorporated and registered in England and Wales as P&O Princess Cruises plc in July 2000 and was renamed “Carnival plc” on April 17, 2003, the date on which the DLC transaction with Carnival Corporation closed. Our ordinary shares are admitted to the Official List of the UK Listing Authority and admitted to trading on the LSE, and our American Depositary Shares, or ADSs, are listed on the NYSE. Our ordinary shares trade under the ticker symbol “CCL” on the LSE. Our ADSs trade under the ticker symbol “CUK” on the NYSE. Our principal executive offices are located at Carnival House, 5 Gainsford Street, London, SE1 2NE, United Kingdom. The telephone number of our principal executive offices is + 44 20 7940 5381.

THE OFFERING

Issuer	Carnival plc

Ordinary shares offered	Up to 25,000,000 ordinary shares of U.S.$1.66 each.

Use of proceeds	We intend to use the net proceeds from this offering to purchase shares of Carnival Corporation common stock and for general corporate purposes. See “Use of Proceeds.”

Risk factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus and any company free writing prospectus for a discussion of factors you should carefully consider before deciding to invest in our ordinary shares.

LSE symbol	CCL

Registrar	Equiniti Limited

RISK FACTORS

An investment in the securities offered by this prospectus involves a number of risks. You should carefully consider the following information about these risks, together with the specific risks discussed or incorporated by reference in the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or incorporated by reference in this prospectus and the applicable prospectus supplement. You should also consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” included in the joint Annual Report on Form 10-K for the year ended November 30, 2008, which are incorporated by reference into this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

Risk Factors Related to Our Ordinary Shares

The price of our ordinary shares may fluctuate significantly, and holders could lose all or part of their investment.

Volatility in the market price of our ordinary shares may prevent holders from being able to sell their shares at or above the price they paid for their shares. The market price of our ordinary shares could fluctuate significantly for various reasons which include:

•	changes in the prices or availability of fuel;

•	our quarterly or annual earnings or those of other companies in our industry;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC and the UK Listing Authority;

•	our earnings or recommendations by research analysts who track our ordinary shares or Carnival Corporation common stock or the stock of other cruise companies;

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general economic and business conditions in the U.S., UK and global economies, financial markets or cruise industry, including those resulting from availability and pricing of air travel services, armed conflicts, incidents of terrorism or responses to such events;

•	our ability to reinstitute the payment of a cash dividend on our ordinary shares and the amount of such dividend, if reinstituted;

•	our ability to access the credit markets for sufficient amounts of capital and on terms that are favorable or consistent with our expectations;

•	the decline in the securities, real estate and other markets and the economic slowdown that affect the value of assets and the economic strength of our customers and suppliers; and

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the other factors described herein and under the caption “Risk Factors” in the joint Annual Report on Form 10-K for the year ended November 30, 2008 and “Forward-Looking Statements” beginning on page 5 of this prospectus.

In addition, recently, the U.S., European and other stock markets have experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The changes sometimes occur without regard to the operating performance of these companies. The price of our ordinary shares could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our share price.

Future sales of shares of our ordinary shares could depress our share price.

Sales of a substantial number of our ordinary shares, or the perception that a large number of such shares will be sold, could depress the market price of our ordinary shares.

Future sales of shares of Carnival Corporation common stock could depress our share price.

Due to the DLC transaction, it is possible that sales of a substantial number of shares of Carnival Corporation common stock, or the perception that a large number of such shares will be sold, could depress the market price of our ordinary shares.

As of June 30, 2009, approximately 224,703,604 outstanding shares of Carnival Corporation common stock are restricted pursuant to Rule 144 under the Securities Act (excluding options and restricted stock units), and holders of approximately 36% of the outstanding shares of Carnival Corporation common stock (excluding options and restricted stock units) have rights, subject to some conditions, to require Carnival Corporation to file registration statements covering their shares or to include such shares in registration statements that Carnival Corporation may file for itself or other stockholders. By exercising their registration rights and selling a large number of shares, these stockholders could cause the price of Carnival Corporation common stock to decline and, subsequently, cause the price of our ordinary shares to decline.

FORWARD-LOOKING STATEMENTS

Some of the statements, estimates or projections contained in this prospectus or incorporated by reference into this prospectus are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to Carnival Corporation, Carnival plc and Carnival Corporation & plc, including some statements concerning the transactions described in this prospectus, future results, outlooks, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act and Section 21E of the Exchange Act. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “forecast,” “future,” “intend,” “plan,” “estimate” and similar expressions of future intent or the negative of such terms.

Because forward-looking statements involve risks and uncertainties, there are many factors that could cause Carnival Corporation & plc’s actual results, performance or achievements to differ materially from those expressed or implied in this prospectus. Forward-looking statements include those statements which may impact, among other things, the forecasting of Carnival Corporation & plc’s earnings per share, net revenue yields, booking levels, pricing, occupancy, operating, financing and/or tax costs, fuel expenses, costs per available lower berth day, estimates of ship depreciable lives and residual values, liquidity, goodwill and trademark fair values, outlook or business prospects. These factors include, but are not limited to, the following:

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general economic and business conditions, including fuel price increases, high unemployment rates, and declines in the securities, real estate and other markets, and perceptions of these conditions may adversely impact the levels of our potential vacationers’ discretionary income and net worth and this group’s confidence in their country’s economy;

•	fluctuations in foreign currency exchange rates, particularly the strengthening of the U.S. dollar against the euro and sterling;

•	the international political climate, armed conflicts, terrorist and pirate attacks and threats thereof, and other world events affecting the safety and security of travel;

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conditions in the cruise and land-based vacation industries, including competition from other cruise ship operators and providers of other vacation alternatives and overcapacity offered by cruise ship and land-based vacation alternatives;

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accidents, the spread of contagious diseases, adverse weather conditions or natural disasters, such as hurricanes and earthquakes, and other incidents (including, but not limited to, ship fires and machinery and equipment failures or improper operation thereof), which could cause, among other things, individual or multiple port closures, injury, death, alteration of cruise itineraries or cancellation of a cruise or series of cruises or tours;

•	adverse publicity concerning the cruise industry in general, or us in particular;

•	lack of acceptance of new itineraries, products and services by our guests;

•	changing consumer preferences;

•	changes in and compliance with laws and regulations relating to employment, environmental, health, safety, security, tax and other regulatory regimes under which we operate;

•	increases in global fuel demand and pricing, fuel supply disruptions and/or other events on our fuel and other expenses, liquidity and credit ratings;

•	increases in our future fuel expenses from implementing approved International Maritime Organization regulations, which require the use of higher priced low sulfur fuels in certain cruising areas;

•	changes in operating and financing costs, including changes in interest rates, food, insurance, payroll and security costs;

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our ability to implement our shipbuilding programs and ship maintenance, repairs and refurbishments, including ordering additional ships for our cruise brands from European shipyards on terms that are favorable or consistent with our expectations;

•	our ability to implement our brand strategies and to continue to operate and expand our business internationally;

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whether our future operating cash flow will be sufficient to fund future obligations and whether we will be able to obtain financing, if necessary, in sufficient amounts and on terms that are favorable or consistent with our expectations;

•	our ability to attract and retain qualified shipboard crew and maintain good relations with employee unions;

•	continuing financial viability of our travel agent distribution system, air service providers and cruise shipyards and their subcontractors;

•	availability and pricing of air travel services, especially as a result of significant increases in air travel costs;

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changes in the global credit markets on our counterparty risks, including those associated with our cash equivalents, committed financing facilities, contingent obligations, derivative instruments, insurance contracts and new ship progress payment guarantees;

•	our decisions to self-insure against various risks or our inability to obtain insurance for certain risks at reasonable rates;

•	disruptions and other damages to our information technology networks;

•	lack of continued availability of attractive, convenient and safe port destinations; and

•	risks associated with the DLC structure, including the uncertainty of its tax status.

These risks and other risks are detailed in the section entitled “Risk Factors” and in the SEC reports of Carnival Corporation and Carnival plc. That section and those reports contain important cautionary statements and a discussion of many of the factors that could materially affect the accuracy of Carnival Corporation & plc’s forward-looking statements and/or adversely affect Carnival Corporation & plc’s businesses, results of operations and financial position. Such statements and factors are incorporated in this prospectus by reference.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant listing rules, Carnival Corporation & plc expressly disclaim any obligation to disseminate, after the date of this prospectus, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

USE OF PROCEEDS

We intend to use the net proceeds from this offering to purchase shares of Carnival Corporation common stock on at least an equivalent basis. We may use the remaining net proceeds, if any, from this offering for general corporate purposes.

Carnival Corporation and Carnival plc will derive an economic benefit from these transactions since transactions will only be effected when Carnival Corporation common stock is trading at a discount to Carnival plc ordinary shares.

DESCRIPTION OF SHARE CAPITAL

General

In this description of share capital, references to “we”, “us” and “our” are to Carnival plc. The following is a description of the material terms of our ordinary shares. Because it is a summary, the following description is not complete and is subject to and qualified in its entirety by reference to our articles of association, or articles, our memorandum of association, or memorandum, and the other agreements specifically referenced in this section.

Our authorized share capital is £100,002 divided into two subscriber shares of £1.00 each, 99,998 redeemable preference shares of £1.00 each, one special voting share of £1.00 and one equalization share of £1.00, and U.S.$498,000,000 divided into 300,000,000 ordinary shares of U.S.$1.66 each.

The special voting share was issued in connection with the DLC transaction, which was completed on April 17, 2003. See “—Special Voting Share” and “—Equalization Share.”

As of June 30, 2009, there were 213,377,973 ordinary shares of U.S.$1.66, the two subscriber shares and the special voting share in issue. The equalization share is not in issue, and no redeemable preference shares are in issue. Our ordinary shares are listed on the LSE and trade under the ticker symbol “CCL.” Our ADSs trade under the ticker symbol “CUK” on the NYSE.

Ordinary Shares

Voting Rights

At any meeting of shareholders, all matters, except as otherwise expressly provided by English law and our articles, are decided by a simple majority of the votes cast by all shareholders entitled to vote, including, where applicable, the trustee of the P&O Princess Special Voting Trust, as described below, who are present in person or by proxy at such meeting. In connection with the DLC transaction, special voting arrangements were implemented so that our shareholders and Carnival Corporation’s shareholders vote together as a single decision-making body on all actions submitted to a shareholder vote other than matters designated as “class rights actions” or resolutions on procedural or technical matters.

These are called JOINT ELECTORATE ACTIONS and include:

•	the appointment, removal or re-election of any director of us, Carnival Corporation or both;

•	if required by law or regulation, the receipt or adoption of the financial statements of us or Carnival Corporation or the combined annual accounts of both companies;

•	the appointment or removal of the auditors of either company;

•	a change of name by Carnival Corporation or us, or both; or

•	the implementation of a mandatory exchange based on a change in tax laws, rules or regulations.

The relative voting rights of our shares and shares of Carnival Corporation common stock are determined by the equalization ratio. Based on the current equalization ratio of 1:1, each of our shares has the same voting rights as one share of Carnival Corporation common stock on joint electorate actions.

A change in the equalization ratio resulting from a share reorganization or otherwise would only affect voting rights on a per share basis. In the aggregate, such a change would not affect the relative weighting between our shareholders and the shareholders of Carnival Corporation.

In the case of class rights actions, the company wishing to carry out the class rights action would require the prior approval of shareholders of both companies, each voting separately as a class. If shareholders of either company do not approve the action, it generally will fail.

CLASS RIGHTS ACTIONS include:

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the voluntary liquidation, dissolution or winding up, or equivalent, of either company for which shareholder approval is required, other than as part of a voluntary liquidation, dissolution or winding up, or equivalent, of both companies at or about the same time provided that such liquidation is not for the purpose of reconstituting all or a substantial part of the business of the two companies in one or more successor entities;

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the sale, lease, exchange or other disposition of all or substantially all of the assets of either company other than a bona fide commercial transaction for valid business purposes and at fair market value and not as part of a proposal the primary purpose of which is to collapse or unify the DLC structure;

•	any adjustment to the equalization ratio, other than in accordance with the Equalization and Governance Agreement entered into by us and Carnival Corporation on April 17, 2003;

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any amendment, removal or alteration of any of the provisions of our articles or memorandum and Carnival Corporation’s articles and by-laws which entrench specified core provisions of the DLC structure;

•	any amendment or termination of the principal agreements under which the DLC structure is implemented, except where otherwise specifically provided in the relevant agreement; and

•	anything which the boards of both companies agree should be approved as a class rights action.

No resolution to approve a class rights action or joint electorate action will be approved unless a parallel Carnival Corporation shareholders’ meeting is held to vote on any equivalent resolution.

No resolution will be approved as a joint electorate action unless one third of the total votes capable of being cast by (i) the holders of the ordinary shares, and (ii) the holder of the Carnival plc special voting share (assuming all holders of outstanding shares of Carnival Corporation common stock vote at the parallel Carnival Corporation meeting) are cast on the resolution proposing such joint electorate action.

Our board and the Carnival Corporation board may:

•	decide to seek approval from shareholders for any matter that would not otherwise require such approval;

•	require any joint electorate action to instead be approved as a class rights action; or

•	specify a higher majority vote than the majority that would otherwise be required by applicable laws and regulations.

Equalization Ratio

The Equalization and Governance Agreement, which was executed on April 17, 2003 by us and Carnival Corporation in connection with the DLC transaction, governs the equalization ratio, which reflects the relative economic and voting interests represented by an individual share of common equity in each company. As of June 1, 2003, the “equalization ratio” between our ordinary shares and Carnival Corporation common stock was 1:1, so one of our ordinary shares is entitled to the same economic and voting interests in Carnival Corporation & plc as one share of Carnival Corporation common stock.

In order to effect the relative rights of Carnival plc shares and Carnival Corporation shares under the DLC transaction, we and Carnival Corporation agreed in the Equalization and Governance Agreement that Carnival Corporation & plc would be operated under the following DLC equalization principles:

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the equalization ratio will effectively govern the proportion in which distributions of income and capital are made to the holders of our shares relative to the holders of shares of Carnival Corporation common stock, and vice versa, and the relative voting rights of the holders of our shares and the holders of shares of Carnival Corporation common stock on joint electorate actions;

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issuances of or transactions affecting our share capital or that of Carnival Corporation will be implemented in a way which will not give rise to a materially different financial effect as between the interests of the holders of our shares and the interests of the holders of shares of Carnival Corporation common stock. If any such issue or transaction involves any of the following:

•	a rights issue of shares at less than market value;

•	an offer of any securities, or a grant of any options, warrants or other rights to subscribe for, purchase or sell any securities, to shareholders by way of rights;

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non-cash distributions to shareholders and share repurchases involving an offer made to all or substantially all of the shareholders of a company to repurchase their shares at a premium to market value;

•	a consolidation or subdivision of shares; or

•	an issue of shares to shareholders for no consideration or solely by way of capitalization of profits or reserves,

then an automatic adjustment to the equalization ratio will occur, unless our board of directors or Carnival Corporation’s board of directors (as applicable), in their sole discretion, undertake:

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an offer or action having regard to the then existing equalization ratio; the timing of the offer or action; and any other relevant circumstances, is, in the reasonable opinion of the board of Carnival plc or Carnival Corporation (as applicable), financially equivalent, but not necessarily identical, in respect of the holders of shares of the company not undertaking the relevant action, and does not materially disadvantage either company’s shareholders, which we refer to as a “matching action”; or

•	an alternative to such automatic adjustment that has been approved as such by a class rights action.

Any adjustments to the equalization ratio will be communicated to shareholders through a press release.

Neither our board nor the Carnival Corporation board will be under an obligation to undertake any such matching action or to seek approval of an alternative as a class rights action if any issue or transaction referred to above is not covered by an automatic adjustment to the equalization ratio, and no automatic adjustment to the equalization ratio will then occur, but our board or the Carnival Corporation board (as applicable) will have the right (in their sole discretion), but not the obligation, to undertake a matching action, or to seek approval of an adjustment to the equalization ratio as a class rights action.

No adjustment to the equalization ratio will be required in respect of:

•	issuances of equity securities under scrip dividends or dividend reinvestment schemes at market price;

•	issuances of shares of Carnival Corporation common stock or our shares or securities convertible into, or exercisable or exchangeable for, such shares pursuant to employee share plans;

•	issuances of shares of Carnival Corporation common stock under Carnival Corporation’s 2% Convertible Senior Debentures due 2021 and the Liquid Yield Option Notes™ due 2021;

•

issuances of shares or securities convertible into, or exercisable or exchangeable for, such shares, including for acquisitions, other than by way of rights to all or substantially all shareholders of either company;

•	a buy-back or repurchase of any shares:

•	in the market by means of an offer (1) not open to all or substantially all shareholders of either company or (2) in compliance with Rule 10b-18 under the Exchange Act;

•	at or below market value;

•	by either company pursuant to the provisions in such company’s governing documents; or

•	pro rata to the shareholders of Carnival Corporation & plc at the same effective premium to the market price, taking into account the equalization ratio;

•	matching actions;

•	the issue of an equalization share by either company to the other; and

•	any purchase, cancellation or reduction of disenfranchised shares.

Sources and Payment of Dividends

Under English law, any payment of dividends would be subject to the Companies Act 1985 and the Companies Act 2006, as amended (together, the “Acts”), and to the provisions of our articles. Under English law, we may pay dividends on our ordinary shares only out of profits available for distribution determined in accordance with the Acts, and accounting principles generally accepted in the United Kingdom and/or International Financial Reporting Standards, which may differ from U.S. GAAP.

There has been no change in the entitlement of quarterly dividends for shareholders of us or Carnival Corporation following the completion of the DLC transaction. Our shareholders and Carnival Corporation shareholders have rights to income and capital distributions from Carnival Corporation & plc based on the equalization ratio. In order for the companies to pay a dividend or make a distribution, the ratio of dividends and distributions paid per Carnival plc ordinary share to dividends and distributions paid per share of Carnival Corporation common stock must equal the equalization ratio, taking into account the applicable currency exchange rate.

Dividends are equalized according to the equalization ratio, and any balancing transactions between the companies will be determined and made, before deduction of any amounts in respect of the tax required to be deducted or withheld and excluding the amounts of any tax credits or other tax benefits.

If one company has insufficient profits or is otherwise unable to pay a dividend, we and Carnival Corporation will, as far as practicable, enter into such balancing transactions as are necessary to enable both companies to pay dividends in accordance with the equalization ratio. This may take the form of a payment from one company to the other or a dividend payment on an equalization share. Dividends received by Carnival Corporation shareholders are consistent with our regular quarterly dividend.

Our articles provide that the holders of our ordinary shares be entitled, in accordance with the Equalization and Governance Agreement to receive such dividends as from time to time may be declared by ordinary resolution, except that no dividend shall exceed the amount recommended by our board of directors. In addition, our board of directors may pay interim dividends if it appears to the board that interim dividends are justified by our profits available for distribution.

Liquidation

Under English law, if the directors of a company are able to swear a statutory declaration that the company is solvent, the company can be placed into liquidation (known as members’ voluntary liquidation) by a special resolution of at least 75% of the company’s shareholders (either voting in person at a shareholders’ meeting or by written resolution). The liquidation will commence from the date of the resolution and the shareholders shall choose the identity of the liquidator. If the company is insolvent, or the directors are not willing to swear a statutory declaration of solvency, the company can still be placed into liquidation (creditors’ voluntary liquidation) by a special resolution of at least 75% of the company’s shareholders. However, the directors must then hold a creditors’ meeting within 14 days, at which the creditors can choose to replace any liquidator already appointed by the shareholders.

It should be noted that a company can also be placed into involuntary liquidation by a creditor petitioning to the court for a winding-up order, typically on the basis that the company is unable to pay its debts.

In circumstances where the company was dormant for an extended period of time, the directors might also be able to apply for the company’s dissolution. Any assets of the company on the date of dissolution would belong to the Crown. Notice of the application to dissolve the company would first need to be sent to members and creditors of the company, who could object to the Registrar of Companies.

Pursuant to the Equalization and Governance Agreement, in the event of a voluntary or involuntary liquidation of either us or Carnival Corporation, or both companies, if the hypothetical potential per share liquidation distributions to each company’s shareholders are not equivalent, taking into account the relative value of the two companies’ assets and the indebtedness of each company, to the extent that one company has greater net assets so that any liquidation distribution to its shareholders would not be equivalent on a per share basis, the company with the ability to make a higher net distribution is required to make a payment to the other company to equalize the possible net distribution to shareholders. The requirement to make an equalizing payment is subject to some limitations. First, a reorganization under Chapter 11 of the U.S. Bankruptcy Code or a similar statute would not be considered a “liquidation,” so such a reorganization would not result in equalizing payments. Second, neither company will be required to make the equalizing payment if the payment would result in neither group of shareholders being entitled to any liquidation proceeds. Therefore, if the assets of Carnival Corporation & plc are not sufficient to satisfy all of the creditors of Carnival Corporation & plc, no equalization payment would be required to be made.

In giving effect to the principles regarding a liquidation of us, we may:

•	make a payment to Carnival Corporation in accordance with the provisions of the Equalization and Governance Agreement;

•	issue shares to Carnival Corporation or to holders of Carnival Corporation common stock and make a distribution or return on such shares; or

•	take any other action that the boards of directors of each of us and Carnival Corporation consider appropriate to give effect to such principles.

Any action other than a payment of cash by one company to the other company will require the prior approval of the board of directors of each company.

Appraisal Rights

Under English law, shareholders do not have appraisal rights.

Pre-Emptive Rights

Under English law, a company proposing to allot equity securities must make an offer to each person holding “relevant shares” (being, broadly, shares other than shares carrying limited rights to participate in dividend and capital distributions, and other than those acquired pursuant to employee share schemes) to allot to such person on the same or more favourable terms a proportion of such ordinary shares equal to the proportion held by such person. These requirements can be disapplied in certain circumstances; our articles contain provisions disapplying such rights.

Registrar

The registrar for Carnival plc’s ordinary shares is Equiniti Limited.

Special Voting Share

Reflecting Votes of Carnival Corporation Shareholders at Carnival plc Meetings

As part of the DLC transaction, we issued a special voting share to Carnival Corporation, and Carnival Corporation transferred such share to the trustee of the P&O Princess Special Voting Trust, a trust established under the laws of the Cayman Islands for the purpose of holding the Carnival plc special voting share. For joint electorate actions, the Carnival plc special voting share carries the number of votes cast at the parallel meeting of Carnival Corporation shareholders, as adjusted by the equalization ratio and rounded to the nearest whole number, and will constitute “yes” votes, “no” votes and abstentions at the Carnival plc meeting in accordance with votes cast at Carnival Corporation meeting.

For class rights actions, the trustee of the P&O Princess Special Voting Trust, as holder of the Carnival plc special voting share, will only vote if the proposed action has not been approved at Carnival Corporation’s parallel meeting. In that event, the Carnival plc special voting share will represent that number of votes equal to the largest whole percentage that is less than the percentage of the number of votes necessary to defeat the resolution at the Carnival plc meeting if the total number of votes capable of being cast by all outstanding Carnival plc shares, and other Carnival plc shares able to vote, were cast in favor of the resolution. In the case of an ordinary resolution, this will be 49% (the largest whole percentage that is less than the 50% needed to defeat such a resolution). As a result, in the case of a majority vote, the Carnival plc special voting share will represent a number of votes equal to 98% of the votes capable of being cast by all Carnival plc shares excluding the votes represented by the Carnival plc special voting share. In such case, assuming holders of approximately 2% or more of Carnival plc shares do not cast votes on such class rights action, the resolution would fail. If the shareholders of Carnival Corporation approve the proposed action, the Carnival plc special voting share will not represent any votes.

In connection with the DLC transaction, trust shares of beneficial interest in the P&O Princess Special Voting Trust were transferred to Carnival Corporation. Immediately following this transfer, Carnival Corporation distributed such trust shares by way of dividend to its shareholders of record at the close of business on April 17, 2003. Under the Pairing Agreement entered into by Carnival Corporation, the trustee of the P&O Princess Special Voting Trust and Computershare Investor Services (formerly SunTrust Bank) on April 17, 2003, and Carnival Corporation’s articles of incorporation, the trust shares of beneficial interest in the P&O Princess Special Voting Trust are paired with, and evidenced by, certificates representing shares of Carnival Corporation common stock on a one-for-one basis.

Carnival Corporation shares trade in units consisting of one share of Carnival Corporation common stock and one trust share of beneficial interest in the P&O Princess Special Voting Trust. Each share of Carnival Corporation common stock shall not and cannot be transferred without the corresponding paired trust share. The trust shares of beneficial interest in the P&O Princess Special Voting Trust entitle Carnival Corporation shareholders to receive any distributions made by the P&O Princess Special Voting Trust. As the sole purpose of the P&O Princess Special Voting Trust relates to the holding of the Carnival plc special voting share, it is not expected to make any distributions.

Reflecting Votes of Carnival plc Shareholders at Carnival Corporation Meetings

Carnival Corporation’s articles of incorporation authorize one special voting share. The special voting share is merely a mechanism to give effect to shareholder votes at parallel shareholder meetings on joint electorate actions and class rights actions as described above under “Ordinary Shares—Voting Rights” and quorum provisions as described below under “Certain Provisions of Carnival plc’s Articles of Association and Memorandum of Association—Quorum Requirements.” The special voting share has no rights to income or capital and no voting rights except as described below. Upon completion of the DLC transaction, Carnival Corporation issued the special voting share to DLC SVC Limited. DLC SVC Limited is a company incorporated in England and Wales whose shares are legally and beneficially owned by The Law Debenture Trust Corporation p.l.c., an independent trustee company incorporated in England and Wales. At all meetings at which a joint electorate action or a class rights action will be considered, the holder of the Carnival Corporation special voting share must be present.

For joint electorate actions, the Carnival Corporation special voting share will represent the number of votes cast at the parallel meeting of Carnival plc shareholders, as adjusted by the equalization ratio and rounded up to the nearest whole number, and will represent “yes” votes, “no” votes and abstentions at our meeting in accordance with votes cast at the Carnival plc meeting.

For class rights actions, DLC SVC Limited, as holder of the Carnival Corporation special voting share, will only vote if the proposed action has not been approved at the parallel Carnival plc meeting. In that event, the Carnival Corporation special voting share will represent that number of votes equal to the largest whole percentage that is less than the percentage of the number of votes necessary to defeat the resolution at our meeting if the total votes capable of being cast by all of our outstanding shares able to vote were cast in favor of the resolution. In most cases, this will be 49%. For a majority vote, 49% is the largest whole percentage that is less than the 50% needed to defeat the resolution. As a result, in the case of a majority vote, the Carnival Corporation special voting share will represent a number of votes equal to 98% of the votes capable of being cast by all shares of Carnival Corporation common stock, excluding the votes represented by the Carnival Corporation special voting share. Therefore, assuming holders of approximately 2% or more of our shares do not cast votes on such class rights action, it will fail. If the Carnival plc shareholders approve the proposed action, the Carnival Corporation special voting share will not represent any votes.

The Carnival Corporation special voting share will not represent any votes on any resolution of a procedural or technical nature, which we refer to in this prospectus as “procedural resolutions.” Procedural resolutions are those that do not adversely affect the shareholders of Carnival plc in any material respect and are put to Carnival Corporation shareholders at a meeting. The Chairman of Carnival Corporation’s board will, in his absolute discretion, determine whether a resolution is a procedural resolution. To the extent that such matters require the approval of Carnival Corporation shareholders, any of the following will be procedural resolutions:

•	that certain people be allowed to attend or be excluded from attending the meeting;

•	that discussion be closed and the question put to the vote, provided no amendments have been raised;

•

that the question under discussion not be put to the vote, where a shareholder feels the original motion should not be put to the meeting at all, if such original motion was brought during the course of that meeting;

•	to proceed with matters in an order other than that set out in the notice of the meeting;

•	to adjourn the debate, for example, to a subsequent meeting; and

•	to adjourn the meeting.

Equalization Share

Our articles authorize one equalization share, which has not been issued. The equalization share, if issued:

•	would have rights to dividends declared and paid by our board of directors as interim dividends;

•	would have no rights to receive notice of, attend or vote at any general meeting; and

•	on a winding up or other return of capital, would rank after all other shareholders with respect to repayment of capital.

Subscriber Shares

The two subscriber shares have no rights whatsoever, including without limitation the right to receive notice, attend and vote at a general meeting, the right to receive dividends and the right to receive the payment of capital upon a distribution of assets.

Redeemable Shares

Our authorized share capital includes 99,998 redeemable preference shares, however no such shares have been issued as at the date of this prospectus. The articles contain certain provisions relating to the rights of the preference shares, which would apply if such shares were issued, including, in summary:

Rank

On a distribution of our assets among our members on a winding up or other return or capital (other than a redemption or purchase by us of our own shares), holders of the redeemable preference shares shall rank behind the holders of our ordinary shares but ahead of the holders of any other classes of shares in relation to the payment of any capital paid up or credited as paid up on each redeemable preference share.

Dividends

Holders of the redeemable preference shares shall be entitled, in priority to the holders of any other class of shares in our share capital, to receive out of our profits available for distribution and resolved under the articles to be distributed in respect of each financial year of our company a fixed cumulative preferential dividend at the rate of 8 per cent per annum on the amount for the time being paid up on each redeemable preference share held by them respectively, save that no such dividends shall accrue in respect of any redeemable preference shares not issued.

Dividends shall accrue on a daily basis and shall be payable annually in arrears on December 31, or if December 31 is not a business day, on the next following business day, in respect of the year ending on that date. Dividends shall be paid to the holders of the issued redeemable preference shares whose names appear on the register at 12 noon on any date selected by the directors up to 42 days before the relevant dividend payment date. Dividends will cease to accrue on any redeemable preference shares on any applicable redemption date.

Redemption

Subject to the Acts, we shall have the right at any time to redeem any redeemable preference shares (provided that they are credited as fully paid) by giving to the registered holder written notice of our intention to do so, which notice shall identify the number of redeemable preference shares to be redeemed, the amount payable on redemption and the applicable redemption date. In addition, subject to the Acts, a holder of the redeemable preference shares will have the right to require us by written notice to redeem all of such holder’s redeemable preference shares (provided that they are credited as fully paid) within three months of delivering such notice. Redeemable preference shares shall be redeemed on or before December 31, 2050, and if, in accordance with the Acts, the redeemable preference shares shall not on such date be capable of being redeemed by us, such redemption shall be effected as soon as possible after the redeemable preference shares have become capable of being redeemed.

Voting Rights

Holders of our redeemable preference shares will not have any voting rights.

Certain Provisions of Carnival plc’s Articles of Association and Memorandum of Association

Quorum Requirements

The presence in person or by proxy at any meeting of at least three members of Carnival plc entitled to vote constitutes a quorum for the transaction of business at such meeting, except as otherwise required by applicable law or regulation, the articles or memorandum. For purposes of determining whether a quorum exists at any meeting of shareholders where a joint electorate action or a class rights action is to be considered, one of the members present must be the holder of the Carnival plc special voting share.

Shareholder Proposals

English law does not specifically address the issues of shareholder proposals. A notice of a general meeting of an English public company must be called by 21 days notice (in the case of an annual general meeting) or 14 days notice (in any other case), unless the members agree to shorter notice. Such notice must state the general nature of the business of the meeting. Broadly, members representing 5% of the voting rights of a company, or 100 members who have a right to vote at a meeting and have paid up an average of £100 of share capital may require by notice to the company the circulation to members of a resolution to be proposed at a meeting. Such notice must be received by the company no later than one week prior to the meeting to which it relates.

Our articles provide that general meetings of shareholders may be called by our board at such times and places as it determines.

Standard of Conduct for Directors

The Companies Act 2006 impose a series of general duties on the directors of a company, including (but not limited to): the duty to promote the success of the company; the duty to exercise reasonable skill, care and diligence; the duty to avoid conflicts of interest and the duty to declare interests in certain transactions or arrangements with the company. Pursuant to the terms of the Companies Act 2006, the board of directors of a public company may authorise certain conflicts of interest if authorised to do so by the company’s articles. Our articles contain such provisions, including enabling conditions to be attached to such authorisations.

Our articles provide that our board of directors is authorized to operate and carry into effect the Equalization and Governance Agreement, the SVE Special Voting Deed, which regulates the manner in which the votes attaching to the Carnival Corporation special voting share and the Carnival plc special voting share are exercised, and the Carnival plc Deed of Guarantee each of which was entered into on April 17, 2003, and, subject to applicable laws and regulations, nothing done in good faith by any director pursuant to such authority and obligations constitutes a breach of the fiduciary duties of such director to us or our shareholders. In particular, the directors:

•	are, in addition to their duties to us, entitled to consider the interests of our shareholders and the Carnival Corporation shareholders as if we and Carnival Corporation were a single entity;

•	are authorized to provide to Carnival Corporation and any officer, employee or agent of Carnival Corporation any information relating to us; and

•	are authorized to enter into, operate and carry into effect the Equalization and Governance Agreement, the SVE Special Voting Deed and the Carnival plc Deed of Guarantee, with full power to

•	enter into, operate and carry into effect any further or other agreements or arrangements with or in connection with Carnival Corporation or the holder of our special voting share; and

•

do all such things as, in the opinion of the directors, are necessary or desirable for the application, implementation, protection, furtherance or maintenance of the dual listed company relationship with Carnival Corporation constituted by or arising out of any agreement or arrangement.

As a result of and following completion of the DLC transaction, our board of directors and that of Carnival Corporation are identical.

Meetings of Shareholders

If we propose to undertake a joint electorate action or class rights action at a meeting of shareholders, we must immediately give notice to Carnival Corporation of the nature of the joint electorate action or the class rights action we propose to take. Unless such action is proposed to be taken at the annual meeting of shareholders, the board of directors must convene a general meeting for the purpose of considering a resolution to approve the joint electorate action or class rights action. Such meeting will be held as close in time as practicable with the parallel shareholder meeting convened by Carnival Corporation for purposes of considering such joint electorate action or class rights action. If we receive notice from Carnival Corporation that Carnival Corporation proposes to undertake a joint electorate action or a class rights action, our board of directors must convene a meeting of our shareholders as close in time as practicable to the Carnival Corporation meeting and must propose an equivalent resolution as that proposed at the Carnival Corporation meeting. We must cooperate fully with Carnival Corporation in preparing resolutions, explanatory memoranda or any other information or material required in connection with the proposed joint electorate action or class rights action.

Amendment of Governing Instruments

Under English law, the articles of association of a company may be amended by special resolution, requiring the vote of no less than 75% of those present and voting at a meeting (or, in the case of a written resolution, by 75% of the total voting rights of eligible members).

Any amendment to the provisions of our articles which entrench the DLC structure requires approval as a class rights action. The entrenched provisions of the articles include (but are not limited to) matters relating to:

•	the special voting share;

•	anti-takeover provisions;

•	dividends and distributions; and

•	liquidation.

All provisions of our articles other than entrenched provisions, except as provided below, may be amended by the shareholders of Carnival Corporation and Carnival plc voting together in a joint electorate action. Amendments to our articles require approval, whether in a class rights action or joint electorate action, of 75% of all votes cast with respect thereto, including votes cast by the Carnival plc special voting share, at a meeting of our shareholders.

Under English law, the objects clause of a memorandum of association of a company may be amended by special resolution, requiring the vote of no less than 75% of those present and voting at a meeting (or, in the case of a written resolution, by 75% of the total voting rights of eligible members).

Mandatory Exchange

In limited circumstances since the implementation of the DLC structure, Carnival plc shares may be subject to a mandatory exchange for Carnival Corporation shares at the then prevailing equalization ratio. A mandatory exchange can occur if there is a change in applicable tax laws, rules or regulations that our board of directors reasonably determines is reasonably likely to have a material adverse effect on Carnival Corporation & plc (considered as a single entity) and the exchange is approved by 66 2/3% of the shareholders of Carnival plc and Carnival Corporation as a joint electorate action. A mandatory exchange can also be automatically triggered if there is a change in the applicable non-tax laws, rules or regulations, as a result of which our board of directors reasonably determines that it is reasonably likely that all or a substantial portion of the agreements that give effect to the DLC structure are unlawful, illegal or unenforceable, and would not be deemed to be unlawful, illegal or unenforceable if a mandatory exchange was effected. Were either of these changes to occur, Carnival Corporation would issue additional shares to deliver to our shareholders in accordance with the then prevailing equalization ratio and Carnival Corporation would own 100% of Carnival plc. Carnival Corporation shares are not subject to any mandatory exchange for Carnival plc shares. If such a mandatory exchange is triggered, Carnival Corporation’s articles and by-laws will be automatically amended upon completion of the mandatory exchange, without any further action of Carnival Corporation or its shareholders, to conform to its articles of incorporation and its by-laws prior to the implementation of the DLC structure.

Election of Directors

Resolutions relating to the appointment, removal and re-election of directors will be considered as a joint electorate action and voted upon by the shareholders of each company effectively voting together as a single decision-making body. Our articles provide that, unless otherwise determined by an ordinary resolution of the shareholders, the number of directors will be no less than three and no more than 25 (or such lesser maximum as the directors may from time to time resolve). Any change in the minimum number of directors, or an increase in the maximum number of directors, will require an amendment to the articles. No person may be elected or appointed to serve on our board unless that person is also elected to be a member of the Carnival Corporation board. Any of our directors who resign from our board must also resign from the Carnival Corporation board and vice versa.

Removal of Directors

Under English law, a director of a company may be removed with or without cause by ordinary resolution. The affected director is, pursuant to the Companies Act 2006, entitled to be heard at the meeting convened to remove him, and such a resolution may therefore not be passed by written resolution.

Vacancies on the Board of Directors

Our articles provide that vacancies on the board of directors may be filled by (i) the company, or (ii) the board, provided that the appointment does not cause the number of directors to exceed the maximum number of directors permitted by the articles.

Indemnification of Directors and Officers

Article 288 of our articles provides:

“Subject to and in so far as permitted by the Companies Acts, the Company may:

(a) indemnify any director, officer or employee of the Company or of any associated company against any liability pursuant to any qualifying third party indemnity provision or any qualifying pension scheme indemnity provision, or on any other basis as is then lawful, in each case on such terms as the board may decide; and

(b) purchase and maintain for any director, officer or employee of the Company or of any associated company insurance against any liability.

In this article “qualifying third party indemnity provision”, “qualifying pension scheme provision” and “associated company” have the meanings that they have in Part 10 of the 2006 Act”

Under the Companies Act 2006, a company is not permitted to indemnify a director or officer of the company against any liability in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company. Companies, however, may:

•	purchase and maintain liability insurance for officers and directors; and

•	provide indemnities to director against certain liabilities incurred by him to a third party.

We have entered into agreements with each of our directors providing essentially the same indemnities as are described in our articles as described above.

Takeover Restrictions

Takeovers of English public companies are governed by the City Code on Takeovers and Mergers (the “City Code”). Directors of an English public company would, in a takeover context, be bound by their general duties to promote the success of the company for the benefit of its members. If a takeover offer is received by an English public company, the board of directors may choose to recommend that the company’s members accept, or reject, the offer, subject to law, regulation and the provisions of the Acts, including the general duties referred to above.

Our articles contain provisions which would apply to any person, or group of persons acting in concert, that acquires shares in Carnival Corporation & plc which would trigger a mandatory offer under the City Code if applied to Carnival Corporation & plc on a combined basis. Where:

•	a person or group of persons acquired, or acquires voting rights over 30% or more of the combined votes which would be cast on a joint electorate action; or

•

any person or group of persons that already holds not less than 30% but not more than 50% of the combined votes which would be cast on a joint electorate action, acquired, or acquires voting rights over, any shares which increase the percentage of votes which such person(s) could cast on a joint electorate action, such shares acquired would be disenfranchised; that is, the owner of those shares could cease to have any economic or voting rights on those shares, unless an offer for all the shares in Carnival Corporation & plc at a price equivalent to that applicable to the acquisition is made by the person or group. These takeover restrictions would not apply to:

•	acquisitions of shares of the other company by either Carnival Corporation or us (and our respective subsidiaries);

•	to the extent such restrictions are prohibited by applicable law and regulations;

•	any acquisition by the Arison family and various trusts for their benefit within the thresholds described below; and

•	any acquisition pursuant to a mandatory exchange.

There are some exceptions to these provisions in the case of the Arison family and trusts for their benefit, which as of June 30, 2009, together, hold approximately 28% of the total voting power of Carnival Corporation & plc. The Arison family and various trusts for their benefit can acquire shares in Carnival Corporation & plc without triggering these provisions provided that, as a result, their aggregate holdings do not increase by more than 1% of the voting power of Carnival Corporation & plc (having regard to the number of ordinary shares in Carnival plc and Carnival Corporation stock, and the equalization ratio) in any period of 12 consecutive months, subject to their combined holdings not exceeding 40% of the voting power of Carnival Corporation & plc.

United Kingdom Taxation Considerations

The following discussion is a summary of certain UK tax considerations relevant to the purchase, ownership and disposition of our shares. The summary is intended only as a general guide to current UK tax legislation and what is understood to be current practice of Her Majesty’s Revenue & Customs (“HMRC”). This summary is based on the existing tax laws of the United Kingdom as in effect on the date hereof and what is understood to be current HMRC published practice as at the date hereof, all of which are subject to change or changes in interpretation, possibly with retroactive effect. The discussion addresses only U.S. Holders, as described below, that will hold our shares as an investment and who are the absolute beneficial owners thereof, and use the U.S. dollar as their functional currency. It does not address the tax treatment of U.S. Holders subject to special rules, such as banks, dealers, insurance companies, tax-exempt entities, holders of 10% or more of the company’s voting shares, persons holding shares as part of a hedging, straddle, conversion or constructive sale transaction and (save where indicated) persons who are resident or ordinarily resident in the United Kingdom. The summary also does not discuss the tax laws of particular U.S. states or localities or other countries. Prospective purchasers of our shares are advised to consult their own tax advisers concerning the tax consequences under UK law of the acquisition, ownership and disposition of the shares.

This summary does not consider your particular tax circumstances. It is not a substitute for tax advice. We urge you to consult your own tax advisors about the tax consequences to you in light of your particular circumstances of purchasing, holding and disposing of our shares.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of our shares that is (i) an individual citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation without regard to the source or (iv) a trust if a U.S. court has primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. If a partnership (or an entity taxable as a partnership for U.S. federal income tax purposes) holds our shares, the tax consequences to a partner will generally depend on the status of the partner and the activities of the partnership. A U.S. person that is a partner in a partnership (or an entity taxable as a partnership for U.S. federal income tax purposes) holding our shares should consult its own tax advisors.

Dividends

The UK-U.S. double taxation treaty which is currently in force may restrict the rate of withholding of UK tax in respect of dividends. However, under current UK legislation, we are not required to withhold or deduct any UK tax from dividends paid by us on our shares.

U.S. Holders may be subject to non-UK taxation on dividend income under local laws. U.S. Holders should consult their own tax advisors concerning tax liabilities on dividends.

Capital Gains

A U.S. Holder who is not resident or ordinarily resident for UK tax purposes in the United Kingdom will not be liable for UK taxation on capital gains realized on the disposal of our shares unless, at the time of disposal, the U.S. Holder carries on a trade, profession or vocation in the United Kingdom through a branch or agency (or, in the case of a corporate shareholder, a permanent establishment) in connection with which the shares are used, held or acquired.

A U.S. Holder who is an individual and who:

•	has ceased to be resident or ordinarily resident in the UK having been resident or ordinarily resident in the UK for four out of seven UK tax years immediately preceding the tax year of departure; and

•	remains resident outside the UK for a period of less than five complete UK tax years; and

•	who disposes of shares during that period of temporary non-residence in the UK may be liable for UK tax on capital gains realised during the period of temporary non-residence in the UK, subject to any available exemptions or reliefs. Those capital gains will be treated as arising in the first UK tax year in which the individual is again resident or ordinarily resident in the UK.

UK Stamp Duty and Stamp Duty Reserve Tax

Transfers of shares

Stamp duty reserve tax at a rate of 0.5% of the consideration will generally be payable on any agreement to transfer our shares or any interest in our shares unless an instrument transferring the shares is executed and duly stamped within six years of the agreement to transfer, when stamp duty reserve tax paid will be refundable and any stamp duty reserve tax not paid will cease to be due. Stamp duty reserve tax is due whether or not the agreement or transfer is made or carried out in the United Kingdom and whether or not any party to that agreement or transfer is a UK resident.

Purchases of our shares completed by execution of a stock transfer form will, generally, give rise to a liability to UK stamp duty at the rate of 0.5% (rounded up to the nearest £5) of the actual consideration paid.

Paperless transfers under the CREST paperless settlement system will generally be liable to stamp duty reserve tax at the rate of 0.5%, and not to stamp duty.

Stamp duty reserve tax is generally the liability of the purchaser and UK stamp duty is usually paid by the purchaser or transferee.

UK stamp duty or stamp duty reserve tax will, subject to exceptions, be payable in respect of shares issued or transferred (i) to, or to a nominee for, a person whose business is or includes the provision of clearance services or (ii) to, or to a nominee or agent for, a person whose business is or includes issuing depositary receipts. For this purpose, the current rate of stamp duty and stamp duty reserve tax is 1.5%, rounded up, in the case of stamp duty, to the nearest £5. The rate is applied, in each case, to the amount or value of the consideration or, in some circumstances, to the value of the shares.

A recent opinion of the EU Advocate General in the case of HSBC Holdings plc v HMRC indicates that the 1.5% charge on putting UK shares into clearance services is unlawful. In light of this, it is possible that the rules regarding the 1.5% charge in relation to both clearance services and depository receipts may change in the future.

UK Inheritance Tax

An individual who is domiciled in the United States for the purposes of the UK-U.S. estate tax treaty and who is not a national of the UK will generally not be subject to UK inheritance tax in respect of our shares on the individual’s death or on a gift of shares during the individual’s lifetime provided that any applicable U.S. federal gift or estate tax liability is paid. However, special rules apply, broadly, in the following circumstances, namely where (i) the shares are part of the business property of a UK permanent establishment of the individual, or (ii) pertain to a UK fixed base through which the individual performs independent personal services, or (iii) are comprised in a settlement (unless, at the time of settlement, the settlor was domiciled in the United States and was not a national of the United Kingdom). In the exceptional case where the shares are subject both to UK inheritance tax and to U.S. federal gift or estate tax, the UK-U.S. estate tax treaty generally provides for the tax paid in the UK to be credited against tax payable in the U.S., or for tax paid in the U.S. to be credited against tax payable in the UK, based on the priority rules set out in the treaty.

PLAN OF DISTRIBUTION

On July 2, 2009, Carnival Investments Limited, a wholly owned subsidiary of Carnival Corporation, Carnival Corporation and Carnival plc entered into a Selling Agreement with Merrill Lynch International, relating to the offering of up to 25,000,000 ordinary shares of Carnival plc, offered by this prospectus. In accordance with the terms of the selling agreement, Carnival Investments Limited may offer and sell our ordinary shares from time to time through Merrill Lynch International. Sales of the shares, if any, will be made on the LSE and MTFs. Merrill Lynch International will not engage in any transactions that stabilize Carnival plc’s ordinary shares.

Merrill Lynch International will offer Carnival plc ordinary shares subject to the terms and conditions of the selling agreement on a daily basis or as otherwise agreed upon by us and Merrill Lynch International. Carnival Investments Limited will designate the maximum amount of ordinary shares to be sold through Merrill Lynch International on a daily basis or otherwise determine such maximum amount together with Merrill Lynch International. Subject to the terms and conditions of the selling agreement, Merrill Lynch International will use its commercially reasonable efforts to sell on behalf of Carnival Investments Limited all of the ordinary shares so designated or determined. Carnival Investments Limited may instruct Merrill Lynch International not to sell ordinary shares if the sales cannot be effected at or above the price designated by it in any such instruction. The Carnival plc ordinary shares sold in this offering may be sold through Merrill Lynch International, acting as an agent of Carnival Investments Limited, or may be purchased by Merrill Lynch International from Carnival Investments Limited, as principal and at a purchase price equal to the price at which Merrill Lynch International will have agreed to sell such shares to third parties. Carnival Investments Limited or Merrill Lynch International may suspend the offering of ordinary shares being made through Merrill Lynch International under the selling agreement upon proper notice to the other party.

Settlement for sales of ordinary shares will occur, unless the parties agree otherwise, on the third business day following the date on which any sales were made in return for payment of the proceeds to us net of compensation paid to Merrill Lynch International. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will report daily via the Regulatory News Service of the LSE the number of ordinary shares sold through Merrill Lynch International under the selling agreement, as well as the average, high and low prices of those shares. We will also report at least quarterly the number of ordinary shares sold through Merrill Lynch International under the selling agreement, the net proceeds and the compensation paid to Merrill Lynch International in connection with the sales of ordinary shares.

In connection with the sale of the ordinary shares, Merrill Lynch International may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to Merrill Lynch International may be deemed to be underwriting commissions or discounts. We have agreed in the selling agreement to provide indemnification and contribution to Merrill Lynch International against certain civil liabilities, including liabilities under the Securities Act.

Merrill Lynch, Pierce, Fenner & Smith Incorporated will also assist Carnival Corporation in connection with the purchase of shares of Carnival Corporation common stock described under “Use of Proceeds”.

For Merrill Lynch International’s services in connection with the sale of ordinary shares that may be offered hereby and for Merrill Lynch, Pierce, Fenner & Smith Incorporated’s services in connection with the purchase of shares of Carnival Corporation common stock, Merrill Lynch International will receive from us an aggregate fee that will not exceed 2.0% of the gross sales price per share for any ordinary shares sold through Merrill Lynch International. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such ordinary shares.

In the ordinary course of their business, Merrill Lynch International and/or its affiliates have in the past performed, and may continue to perform, investment banking, broker dealer, lending, financial advisory or other services for us for which they have received, or may receive, separate fees.

If Merrill Lynch International or we have reason to believe that the requirements for the exception set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied, that party will promptly notify the other and sales of ordinary shares under the selling agreement will be suspended until that or other exceptions or exemptive provisions have been satisfied in the judgment of Merrill Lynch International and us.

The offering of ordinary shares pursuant to the selling agreement will terminate upon the earlier of (1) the sale of 25,000,000 ordinary shares and (2) the termination of the selling agreement, pursuant to its terms, by either Merrill Lynch International or us.

We estimate that the total expenses of the offering payable by us, excluding discounts and commissions payable to Merrill Lynch International under the selling agreement, will be approximately $300,000.

LEGAL MATTERS

Paul, Weiss, Rifkind, Wharton & Garrison LLP has acted as special U.S. counsel in connection with this offering. The validity of the ordinary shares and certain other matters with respect to the laws of England and Wales have been passed upon for Carnival plc by Freshfields Bruckhaus Deringer LLP. Merrill Lynch International has been represented by Sidley Austin LLP.

James M. Dubin and John J. O’Neil, partners of Paul, Weiss, Rifkind, Wharton & Garrison LLP, had shared or sole rights to vote or dispose of over approximately 18% of Carnival Corporation’s outstanding common stock as of June 30, 2009 by virtue of their control of certain trusts for the benefit of certain Arison family members. This represents approximately 15% of the total voting power of Carnival Corporation & plc.

Mr. Dubin also beneficially owns 1,000 shares of Carnival Corporation common stock which he holds directly.

Paul, Weiss, Rifkind, Wharton & Garrison LLP also serves as counsel to Micky Arison, who is the chairman and chief executive officer of us and Carnival Corporation, and other Arison family members and trusts.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the joint Annual Report on Form 10-K of Carnival Corporation & plc for the year ended November 30, 2008, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in accounting and auditing.

CARNIVAL PLC

25,000,000 ORDINARY SHARES

PROSPECTUS

July 2, 2009

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the various expenses payable in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions (which are described in the prospectus). All the amounts shown are estimates. All of such expenses (other than the SEC registration fees for securities of certain selling securityholders) are being borne by Carnival Corporation & plc.

SEC Registration Fee	$36,838
Accounting Fees and Expenses	$40,000
Legal Fees and Expenses	$216,192
Printing and Engraving Expenses	$6,000
Miscellaneous Fees and Expenses	$970

Total	$300,000

*	Deferred in accordance with Rule 456(b) and Rule 457(r).

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article 288 of Carnival plc’s articles of association provides:

“Subject to and in so far as permitted by the Companies Acts, the Company may:

(a) indemnify any director, officer or employee of the Company or of any associated company against any liability pursuant to any qualifying third party indemnity provision or any qualifying pension scheme indemnity provision, or on any other basis as is then lawful, in each case on such terms as the board may decide; and

(b) purchase and maintain for any director, officer or employee of the Company or of any associated company insurance against any liability.

In this article “qualifying third party indemnity provision”, “qualifying pension scheme provision” and “associated company” have the meanings that they have in Part 10 of the 2006 Act”

Under the Companies Act 2006, a company is not permitted to indemnify a director or officer of the company against any liability in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company. Companies, however, may:

•	purchase and maintain liability insurance for officers and directors; and

•	provide indemnities to a director against certain liabilities incurred by him to a third party.

Carnival plc has entered into agreements with each of its directors providing essentially the same indemnities as are described in Carnival plc’s articles of association as described above.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

1.1	Form of Selling Agreement among Carnival Investments Limited, Carnival Corporation, Carnival plc and Merrill Lynch International

3.1**	Articles of Association of Carnival plc (incorporated by reference to Exhibit 3.3 to the joint Current Report on Form 8-K of Carnival Corporation and Carnival plc, filed on April 20, 2009)

3.2**	Memorandum of Association of Carnival plc (incorporated by reference to Exhibit 3.2 to the joint Current Report on Form 8-K of Carnival Corporation and Carnival plc, filed on April 20, 2009)

4.1	Specimen Ordinary Share Certificate

4.2**	Pairing Agreement, dated as of April 17, 2003, between Carnival Corporation, The Law Debenture Trust Corporation (Cayman) Limited, as trustee, and Computershare Investor Services (formerly SunTrust Bank), as transfer agent (incorporated by reference to Exhibit 4.1 to the joint Current Report on Form 8-K of Carnival Corporation and Carnival plc, filed on April 17, 2003)

4.3**	Voting Trust Deed, dated as of April 17, 2003, between Carnival Corporation and The Law Debenture Trust Corporation (Cayman) Limited, as trustee (incorporated by reference to Exhibit 4.2 to the joint Current Report on Form 8-K of Carnival Corporation and Carnival plc, filed on April 17, 2003)

5.1	Opinion of Freshfields Bruckhaus Deringer LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Freshfields Bruckhaus Deringer LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature pages)

**	Filed previously.

ITEM 17.	UNDERTAKINGS

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i), (ii) and (iii) of this section do not apply if the Registration Statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a Registration Statement relating to an offering, other than Registration Statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use; and

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 2nd day of July, 2009.

CARNIVAL PLC

By:	/s/ Micky Arison

Name: Micky Arison
Title: Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Micky Arison, Howard Frank, David Bernstein, Arnaldo Perez and Larry Freedman or any of them his or her true and lawful agent, proxy and attorney in fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post effective amendments) to this Registration Statement together with all schedules and exhibits thereto, (iii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iv) act on and file any supplement to any prospectus included in the registration statement or any such amendment, and (v) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney in fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys in fact or any of them may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on July 2, 2009 by the following persons on behalf of the Registrant listed below in the capacities indicated.

SIGNATURES	TITLE

/S/ MICKY ARISON Micky Arison	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

/S/ HOWARD S. FRANK Howard S. Frank	Vice Chairman of the Board of Directors and Chief Operating Officer

/S/ DAVID BERNSTEIN David Bernstein	Chief Financial Officer

/S/ LARRY FREEDMAN Larry Freedman	Chief Accounting Officer

/S/ RICHARD G. CAPEN, JR. Richard G. Capen, Jr.	Director

/S/ ROBERT H. DICKINSON Robert H. Dickinson	Director

/S/ ARNOLD W. DONALD Arnold W. Donald	Director

/S/ PIER LUIGI FOSCHI Pier Luigi Foschi	Director

/S/ RICHARD J. GLASIER Richard J. Glasier	Director

/S/ MODESTO A. MAIDIQUE Modesto A. Maidique	Director

/S/ SIR JOHN PARKER Sir John Parker	Director

/S/ PETER G. RATCLIFFE Peter G. Ratcliffe	Director

/S/ STUART SUBOTNICK Stuart Subotnick	Director

/S/ LAURA WEIL Laura Weil	Director

/S/ RANDALL J. WEISENBURGER Randall J. Weisenburger	Director

/S/ UZI ZUCKER Uzi Zucker	Director

EXHIBIT INDEX

1.1	Form of Selling Agreement among Carnival Investments Limited, Carnival Corporation, Carnival plc and Merrill Lynch International

3.1**	Articles of Association of Carnival plc (incorporated by reference to Exhibit 3.3 to the joint Current Report on Form 8-K of Carnival Corporation and Carnival plc, filed on April 20, 2009)

3.2**	Memorandum of Association of Carnival plc (incorporated by reference to Exhibit 3.2 to the joint Current Report on Form 8-K of Carnival Corporation and Carnival plc, filed on April 20, 2009)

4.1	Specimen Ordinary Share Certificate

4.2**	Pairing Agreement, dated as of April 17, 2003, between Carnival Corporation, The Law Debenture Trust Corporation (Cayman) Limited, as trustee, and Computershare Investor Services (formerly SunTrust Bank), as transfer agent (incorporated by reference to Exhibit 4.1 to the joint Current Report on Form 8-K of Carnival Corporation and Carnival plc, filed on April 17, 2003)

4.3**	Voting Trust Deed, dated as of April 17, 2003, between Carnival Corporation and The Law Debenture Trust Corporation (Cayman) Limited, as trustee (incorporated by reference to Exhibit 4.2 to the joint Current Report on Form 8-K of Carnival Corporation and Carnival plc, filed on April 17, 2003)

5.1	Opinion of Freshfields Bruckhaus Deringer LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Freshfields Bruckhaus Deringer LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature pages)

**	Filed previously.